Exhibit 5.1

May 27, 2015

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, Connecticut 06901

Re:	Harman International Industries, Incorporated
Registration Statement on Form S-3
File No. 333- 203760

Ladies and Gentlemen:

We have acted as counsel to Harman Finance International, S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg (the “Issuer”), and Harman International Industries, Incorporated, a Delaware corporation (the “Guarantor”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-203760) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Issuer of €350,000,000 aggregate principal amount of 2.000% Notes due 2022 (the “Securities”) of the Issuer, which are fully and unconditionally guaranteed by the Guarantor (the “Guarantee”), to be issued under an Indenture (the “Base Indenture”), dated as of May 27, 2015, by and among the Issuer, the Guarantor and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of May 27, 2015, by and among the Issuer, the Guarantor and the Trustee, and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated May 20, 2015, by and among the Issuer, the Guarantor, and HSBC Bank plc, J.P. Morgan Securities plc, and UniCredit Bank AG, as representatives of the underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Guarantor and other certificates and documents of officials of the Guarantor, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Securities will

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Harman International Industries, Incorporated

May 27, 2015

conform to the specimen thereof we have reviewed. We have also assumed the existence and entity power to execute and deliver each of the Indenture and the Securities of, and the due authorization, execution and delivery of each of the Indenture and the Securities by, each of the parties thereto (other than, with respect to the Indenture, the Guarantor), and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Guarantor, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

i.	when the Securities have been duly executed by the Issuer, duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Securities will be the valid and binding obligations of the Issuer; and

ii.	when the Indenture has been duly executed by the Issuer and the Guarantor, the Securities have been duly executed by the Issuer, the Securities have been duly authenticated by the Trustee in accordance with the terms of the Indenture, and the Securities have been delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Indenture (including the Guarantee by the Guarantor) will be the valid and binding obligation of each of the Issuer and the Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of (i) the federal laws of the United States; (ii) the Delaware General Corporation Law (the “DGCL”); and (iii) the laws of the State of New York. As used herein, the term “DGCL” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality,

Harman International Industries, Incorporated

May 27, 2015

reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Issuer or the Guarantor or any other person or any other circumstance.

Harman International Industries, Incorporated

May 27, 2015

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Guarantor with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus dated April 30, 2015, and the Prospectus Supplement dated May 20, 2015, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.